UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                                 AMENDMENT NO. 3

          For Registration of Certain Classes of Securities Pursuant to
           Section 12(b) or (g) of the Securities Exchange Act of 1934


                              CB BANCSHARES, INC.
                              -------------------
             (Exact name of registrant as specified in its charter)

             Hawaii                                      99-0197163
    ----------------------                          -------------------
    State of incorporation                             (IRS Employer
                                                    Identification No.)

 201 Merchant Street, Honolulu, Hawaii                    96813
 -------------------------------------                    -----
(Address of principal executive offices)                (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

               Title of each class              Name of each exchange on which
               to be so registered              each class is to be registered
               -------------------              ------------------------------
                     N/A                                      N/A

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ X ]

     Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock Purchase Rights
                          ----------------------------
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

     On March 25, 1999, CB Bancshares, Inc. (the "Company"), and City Bank, as Rights Agent, pursuant to resolutions adopted by the Company's Board of Directors on January 19, 1999, amended the Company's Rights Agreement, dated as of March 16, 1989, as heretofore amended, so as to extend the "Final Expiration Date" thereunder to March 27, 2009. That amendment is filed as Exhibit 4.5 hereto and is incorporated herein by reference.

     The common stock purchase rights are described in the Summary of Rights Agreement filed as Exhibit 99.1 hereto, which is incorporated herein by reference.

Item 2.  Exhibits

     4.1 Rights Agreement dated as of March 16, 1989, between CB Bancshares, Inc. and City Bank, Rights Agent, incorporated by reference to
          Exhibit 1 to Form 8-A, filed with the Securities and Exchange Commission on April 24, 1989 (File No. 0-12396).

     4.2 Amendment to Rights Agreement made as of June 21, 1989, incorporated by reference to Exhibit A to Form 8 Amendment No. 1 to Form 8-A, filed with the Securities and Exchange Commission on July 11, 1989 (File No. 0-12396).

     4.3 Amendment No. 2 to Rights Agreement entered into as of August 15, 1990, incorporated by reference to Exhibit A to Form 8 Amendment No. 2 to Form 8-A, filed with the Securities and Exchange Commission on August 28, 1990 (File No. 0-12396).

     4.4 Amendment No. 3 to Rights Agreement entered into as of February 17, 1993, filed herewith.

     4.5 Amendment No. 4 to Rights Agreement entered into as of March 25, 1999, filed herewith.

     99.1 Summary of Rights Agreement, filed herewith.

                                    SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        CB BANCSHARES, INC.



                                        /s/ James H. Kamo
                                        -------------------------------
                                        James H. Kamo
                                        Chairman of the Board
                                        and Corporate Secretary

                                 EXHIBIT INDEX


Exhibit No.                Description

     4.1 Rights Agreement dated as of March 16, 1989, between CB Bancshares, Inc. and City Bank, Rights Agent, incorporated by reference to
          Exhibit 1 to Form 8-A, filed with the Securities and Exchange Commission on April 24, 1989 (File No. 0-12396).

     4.2 Amendment to Rights Agreement made as of June 21, 1989, incorporated by reference to Exhibit A to Form 8 Amendment No. 1 to Form 8-A, filed with the Securities and Exchange Commission on July 11, 1989 (File No. 0-12396).

     4.3 Amendment No. 2 to Rights Agreement entered into as of August 15, 1990, incorporated by reference to Exhibit A to Form 8 Amendment No. 2 to Form 8-A, filed with the Securities and Exchange Commission on August 28, 1990 (File No. 0-12396).

     4.4 Amendment No. 3 to Rights Agreement entered into as of February 17, 1993, filed herewith.

     4.5 Amendment No. 4 to Rights Agreement entered into as of March 25, 1999, filed herewith.

     99.1 Summary of Rights Agreement, filed herewith.

                                                              Exhibit 4.4


                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT


     This Amendment No. 3 to Rights Agreement is entered into as of this 17th day of February, 1993, by and between CB BANCSHARES, INC., a Hawaii corporation (the "Company") and CITY BANK, a Hawaii-chartered bank (the "Rights Agent"), and further amends the Rights Agreement dated as of March 16, 1989, between the Company and the Rights Agent (the "Rights Agreement").

     WHEREAS, pursuant to Section 10.2 of the Rights Agreement, a majority of the Disinterested Directors of the Company may supplement or amend the Rights Agreement without the approval of any holders of the Right Certificates in order to cure any ambiguity or to make any other provisions in regard to matters or questions arising thereunder, which the Company or the Rights Agent may deem desirable or necessary; and

     WHEREAS, the Company believes that the Amendment described herein will further enable the Company to maintain its independence and promote its long-term business plan and the best interests of the shareholders of the Company and is in furtherance of the original intent of the Rights Agreement;

     NOW, THEREFORE, the parties hereto agree to the provisions described below.
Section 3.1(c) of the Rights Agreement is hereby amended by adding a new first sentence thereto preceding the words "Certificates for Shares which become outstanding ... " as follows:

          "One Right shall attach to each Share of the Company issued between the Record Date (whether originally issued or delivered from the Company's treasury) and the earlier of the Distribution Date or the Expiration Date."

          All other terms and provisions of the Rights Agreement as amended shall remain unchanged and in full force and effect.

          Capitalized terms used herein, and not otherwise defined herein, shall have the meanings given them in the Rights Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 to Rights Agreement as of the date first above written.



                                     CB BANCSHARES, INC.


Attest:                              By:  /s/ James M. Morita
                                          ---------------------------
                                          James M. Morita
                                          Chairman of the Board,
/s/ James H. Kamo                         President and Chief Executive Officer
-------------------------
Its Secretary





                                     CITY BANK, Rights Agent

Attest:
                                     By:  /s/ James M. Morita
                                          ---------------------
                                          James M. Morita
                                          Chairman of the Board,
/s/ James H. Kamo                         and Chief Executive Officer
-----------------------------
Its Secretary

                                                                Exhibit 4.5

                       AMENDMENT NO. 4 TO RIGHTS AGREEMENT


                  This Amendment No. 4 to Rights Agreement is entered into as of this 25th day of March, 1999, by and between CB BANCSHARES, INC., a Hawaii corporation (the "Company") and CITY BANK, a Hawaii-chartered bank (the "Rights Agent"), and further amends the Rights Agreement dated as of March 16, 1989, as heretofore amended, between the Company and the Rights Agent (the "Rights Agreement").

                  WHEREAS, pursuant to Section 10.2 of the Rights Agreement, a majority of the Disinterested Directors of the Company may amend any provision of the Rights Agreement without the approval of any holders of Rights; and

                  WHEREAS, the Company believes that the Amendment described herein will further enable the Company to maintain its independence and promote its long-term business plan and the best interests of the shareholders of the Company;

                  NOW, THEREFORE, the parties hereto agree to the provisions described below.

                  Section 1.1(m) of the Rights Agreement is hereby amended to read as follows:

                           "'Final Expiration Date' shall mean March 27, 2009."

                  The last sentence of the legend set forth in Section 3.1(c) is hereby amended to read as follows:

                           "The Rights will expire on March 27, 2009
                            (or such other Final Expiration Date as
                            may result from amendment of the Rights
                            Agreement), unless earlier redeemed as
                            described in the Rights Agreement."

                  Each reference to March 27, 1999 in the Rights Agreement and exhibits thereto (insofar as such reference pertains to the Final Expiration
Date) is hereby amended so as to refer to March 27, 2009.

                  All other terms and provisions of the Rights Agreement shall remain unchanged and in full force and effect.

                  Capitalized terms used herein, and not otherwise defined herein, shall have the meanings given them in the Rights Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 to Rights Agreement effective as of the date first written above.



                                     CB BANCSHARES, INC.


                                     By:  /s/ James H. Kamo
Attest:                                   James H. Kamo
                                          Chairman of the Board
                                          and Corporate Secretary
/s/ James H. Kamo
Its Secretary


                                     CITY BANK, Rights Agent


                                     By:  /s/ Ronald K. Migita
Attest:                                   Ronald K. Migita
                                          Vice Chairman, President
                                          and Chief Executive Officer
/s/ James H. Kamo
Its Secretary

                                                                 Exhibit 99.1


                           SUMMARY OF RIGHTS AGREEMENT

                  CB Bancshares, Inc., a Hawaii corporation and one-bank holding company (the "Company"), and City Bank, a Hawaii-chartered bank, as rights agent ("Rights Agent"), have amended the Rights Agreement dated as of March 16, 1989 (as subsequently amended, the "Rights Agreement") so as to extend the Final Expiration Date to March 27, 2009.

                  Except for changes to accomplish this extension, the Rights Agreement has not been changed and remains in full force and effect. The description and terms of the Rights are set forth in the Rights Agreement. A copy of the Rights Agreement (including amendments) is available to the beneficial owners of the Company's Shares upon written request to CB Bancshares, Inc., 201 Merchant Street, Honolulu, Hawaii 96813, Attention: Secretary. The following summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

                  Until the earlier to occur of (i) twenty days following a public announcement that a person or group of affiliated or associated persons, including partnerships and corporations (an "Acquiring Person") has acquired or generally obtained the right to acquire beneficial ownership of 20% or more of the outstanding Shares, or (ii) twenty days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer for 30% or more of the outstanding Shares (the earlier of such dates being referred to as the "Distribution Date"), the Rights will be evidenced by the certificates of Shares registered in the names of the record holders thereof and not by separate certificates evidencing the Rights ("Right Certificates"), the Rights will be transferable only in connection with the transfer of the underlying Shares, and the transfer of any certificates evidencing Shares in respect of which Rights have been issued will also constitute the transfer of the Rights associated with the Shares evidenced by such certificates. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Share Certificates issued upon transfer or new issuance of Shares shall contain a notation incorporating the Rights Agreement by reference.

                  The Rights are not exercisable until the Distribution Date. Each Right entitles the registered holder initially to purchase from the Company one Share at a price of $100 per Share ("Purchase Price"), subject to adjustment. The Rights will expire on March 27, 2009 ("Final Expiration Date"), unless earlier redeemed by the Company as described below. One Right is attached to each presently outstanding share, and one Right will attach to each share issued until the earlier of the Distribution Date, the Final Expiration Date, or the time at which the Rights are redeemed.

                  The Purchase Price payable, and the number of Shares or other securities or property issuable upon exercise of the Rights, is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Shares,
(ii) upon the grant to holders of the Shares of certain rights, options or warrants to subscribe for Shares or convertible securities at less than the current market price of the Shares, or (iii) upon the distribution to holders of the Shares of evidence of indebtedness, cash (excluding regular periodic dividends other than dividends payable in Shares), assets, stock (other than a dividend payable in Shares) or of subscription rights, options or warrants (other than those referred to above.)

                  In the event that (i) an Acquiring Person merges into or otherwise combines with the Company and the Company is the continuing or surviving corporation and the Shares are not changed or exchanged, (ii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, (iii) during such time as there is an Acquiring Person, certain events specified in the Rights Agreement result in such Acquiring Person's ownership interest being increased by more than 1%, or
(iv) a person or group of affiliated or associated persons becomes the beneficial owner of 50% or more of the Shares of the Company then outstanding, the Rights Agreement requires that proper provision be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person on or after the date upon which the Acquiring Person became such (which shall thereafter be void), will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of Shares having a market value of two times the exercise price of the Right.

                  To illustrate the operation of such an adjustment to the Purchase Price, at a Purchase Price of $100 per Share, assuming the current market price (as determined pursuant to the provisions of the Rights Agreement) per Share was $20, each Right not beneficially owned by an Acquiring Person following such occurrence would entitle its holder to purchase (after the Distribution Date) from the Company 10 Shares (having a market value of $200) for $100.

                  In the event that (i) the Company merges with or into an Acquiring Person and the Company is not the surviving corporation, (ii) an Acquiring Person merges with or into the Company and the Company is the surviving corporation, but its Shares are changed or exchanged, or (iii) 50% or more of the Company's assets or earning power is sold to an Acquiring Person, the Rights Agreement requires that proper provision be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person on or after the date upon which the Acquiring Person became such (which will thereafter be void), shall thereafter have the right to receive, upon the exercise thereof, Shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of the surviving, resulting or Acquiring Person which at the time of such transaction would have a market value of two times the exercise price of the Right.

                  With certain exceptions, no adjustment in the Purchase Price will be made until the cumulative adjustments require adjustment of at least 1% in such Purchase Price. No fractional Shares will be issued, and in lieu thereof, a payment in cash will be made based on the market price of the Shares on the last trading day prior to the date of exercise.

                  The Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right ("Redemption Price") at any time prior to the close of business on the earlier of (i) the twentieth calendar day after the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such, or (ii) the Final Expiration Date. Immediately upon the action of the board of directors of the Company electing to redeem the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price. The Company will give notice of such redemption to holders of then outstanding Rights by mailing such notice to all such holders at their last addresses as they appear on the registry books of the Rights Agent.

                  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including without limitation, the right to vote or to receive dividends.

                  Prior to the Distribution Date, the Company may, and the Rights Agent shall if a majority of the Disinterested Directors so direct, supplement or amend any provision of the Rights Agreement in any manner without the approval of any holders of Rights. The Company may, and the Rights Agent shall if a majority of the Disinterested Directors so directs, at any time and from time to time supplement or amend the Rights Agreement without the consent or agreement of any holders of Rights or any other person (other than the Rights Agent in respect of certain supplements or amendments to provisions relating to the Rights Agent) in order to cure any ambiguity, to correct or supplement any provision in the Rights Agreement which may be defective or inconsistent with any other provisions therein or to make other provisions in regard to matters or questions arising under the Rights Agreement which the Company's Disinterested Directors may deem necessary or desirable.